PURCHASE AND SALE AGREEMENT

by and between

TARH E&P HOLDINGS, L.P.

AS SELLER

AND

FOOTHILLS TEXAS, INC.

AS BUYER

DATED

JUNE 21, 2006

EXHIBITS

Description of Leases, Lands and Interests Being Conveyed	Exhibit “A”

Description of Wells and Equipment Being Conveyed	Exhibit “A-1”

Assignment and Bill of Sale	Exhibit “B”

Certificate of Non-Foreign Status	Exhibit “C”

Supplemental Agreement	Exhibit “D”

SCHEDULES

Excluded Assets	Schedule 2.2

Allocated Value	Schedule 3.1

Litigation	Schedule 4.8

Consents / Preferential Rights	Schedule 4.9

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) dated as of June 21, 2006 is between TARH E&P Holdings, L.P., whose address is 98 San Jacinto Blvd, Suite 800, Austin, Texas 78701 (“Seller”) and Foothills Texas, Inc. whose address is 4540 California Ave., Suite 550, Bakersfield, California 93309 (“Buyer”). Either Seller or Buyer, as the case may be, are hereinafter referred to as “Party” or collectively as “Parties.”

In consideration of the mutual covenants and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1. - DEFINITIONS

1.1. “Agreement” shall mean this Purchase and Sale Agreement between Seller and Buyer.

1.2. “Property or Properties” shall mean the assets and properties (except to the extent constituting Excluded Assets) described in Article 2.1.

1.3. “Closing Date” shall be as defined in Article 14.1.

1.4. “Effective Time” shall mean the time described in Article 2.1.

1.5. “Excluded Assets” shall mean the items described in Article 2.2.

1.6. “Hydrocarbons” shall mean crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, drip liquids and other liquid or gaseous hydrocarbons (including CO2), and shall also refer to all other minerals of every kind and character which may be covered by or included in the Properties.

1.7. “Inventory Hydrocarbons” shall mean all merchantable oil and condensate (for oil and liquids in storage tanks, being only that oil or liquids physically above the top of the inlet connection into such tanks) produced from or attributable to the Leases prior to the Effective Time which have not been sold by Seller and are in storage at the Effective Time.

1.8. “Leases” shall mean, except for the Excluded Assets, the oil, gas and mineral leases and the leasehold estates created thereby and mineral interests in the lands, as described on Exhibit “A” attached hereto.

1.9. “Performance Deposit” shall be as defined in Article 3.2.

1.10. “Purchase Price” shall be as defined in Article 3.1.

1.11. “Well” or “Wells” shall mean all wellbores, both abandoned and unabandoned, including oil wells, gas wells, injection wells, disposal wells and water wells whether described on Exhibit “A-1” or not.

ARTICLE 2. - PURCHASE AND SALE

2.1. The Properties. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, but effective as of 7:00 a.m. Central Time, July 1, 2006, (the “Effective Time”) all of Seller’s right, title, and interest in and to the following (the “Properties”):

(a) The oil, gas and mineral leases described on Exhibit “A” attached hereto and the leasehold estates created thereby and mineral interests in the lands described in Exhibit “A” attached hereto (the “Leases”), and the lands covered thereby (the “Land”), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Land being a part thereof, all production from the pool or unit allocated to any such Land, and all interests in any Wells within the pool or unit associated with the Land;

(b) Each Well located on the Leases and Land described on Exhibit “A-1”;

(c) All of Seller’s rights in “Equipment” described on Exhibit “A-1” and wherever located on the Land used and useful in the operation, maintenance and production of the Wells located on or associated with the Leases (except for any Excluded Assets);

(d) To the extent transferable by Seller without material restriction under applicable law or third-party agreements (without the payment of any funds or consideration) and subject to the terms of Article 18, below, all contracts and contractual rights, obligations, and interests, including all farmout and farmin agreements, operating agreements, production sales and purchase contracts, asset purchase contracts with related indemnity provisions, saltwater disposal agreements, gas gathering or transportation agreements, surface leases, division and transfer orders, governmental licenses, permits and approvals, and other contracts or agreements covering or affecting any or all of the interests described or referred to in this Article 2.1.(d) (the “Contracts”);

(e) All Hydrocarbons, including Inventory Hydrocarbons produced from, attributable to or located on the Leases and or in the Gathering System and associated Servitudes as of the Effective Time attributable to Seller’s interest in the Properties;

(f) All of the following described real and personal property:

(i) The rights, interests and estates created under those certain servitudes, easements, rights-of-way, privileges, franchises, prescriptions, licenses, leases, permits and/or other rights described in Exhibit “A”, attached hereto and made a part hereof, together with any amendments, renewals, extensions, supplements, modifications or other agreements related thereto, and further together with any other servitudes, easements, rights-of-way, privileges, prescriptions, franchises, licenses, permits and/or other rights (whether presently existing or hereafter created and whether now owned or hereafter acquired by operation of law or otherwise) used, held for use in connection with, or in any way related to the “Gathering System” (as herein defined), and/or pipelines transporting gas or natural gas liquids to, from or between Gathering Systems (the rights, interests and estates described in this Article 2.1.(f)(i) are herein collectively called the “Servitudes”);

(ii) All pipes, valves, gauges, meters and other measuring equipment, regulators, extractors, tubing, pipelines, fuel lines, facilities, improvements, fittings, materials and other improvements, fixtures and/or personal property (whether now owned or hereafter acquired by operation of law or otherwise) located on or under the Servitudes, and/or in or otherwise related to the Lands (the properties, rights and interests described in this Article 2.1.(f)(ii) are herein collectively called the “Gathering Systems”);

(iii) All of Seller’s right, title and interest (whether now owned or hereafter acquired by operation of law or otherwise) in and to all improvements, fixtures, and other real and/or personal property (including, without limitation, all equipment, boats, tanks, pipelines, flow lines, gathering lines, compressors, dehydration units, separators, meters, metering stations, buildings, fittings, pipe, pipe connector, valves, regulators, drips, storage facilities, absorbers, dehydrators, and power, telephone and telegraph lines) located on or under, or which in any way relate to, the Servitudes and/or the Gathering Systems;

(g) The Records as defined in Article 15.4 hereof.

All of the above real and personal properties, rights, titles and interests described in subparagraphs (a) through (g) above, subject to the limitations and terms expressly set forth herein and in the Exhibit “A” attached hereto, but excluding the Excluded Assets, are hereinafter collectively called the “Properties” or, individually, a “Property”.

2.2. Excluded Assets. Seller specifically excludes from this transaction all reservations and exceptions listed in Exhibit “A” and the following:

(a) All vehicles and other transportation equipment, furniture, office supplies and equipment, telephones and radio or other telecommunications systems, tools, store stock, spare parts, and equipment, and any other assets not specifically used or required in connection with the operation of the Properties;

(b) computer equipment, telecommunications equipment, vehicles, tools, pulling machines, and other equipment and material temporarily located on the Property;

(c) items excluded from the Records provided to Buyer before the execution date;

(d) personal property, fixtures, equipment and facilities located on the Lands, but currently in use exclusively in connection with the ownership or operation of other property not included in the Properties;

(e) (i) all trade credits, accounts receivable, notes receivable and other receivables attributable to Seller’s interest in the Properties with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Seller’s interest in the Properties with respect to any period of time prior to the Effective Time; and (iii) all proceeds, benefits, income or revenues accruing (and any security of other deposits made) with respect to the Properties prior to the Effective Time;

(f) all corporate, financial, and tax records of Seller other than the Records;

(g) all claims and causes of action of Seller arising from acts, omissions or events, or damage to or destruction of, the Properties occurring prior to the Effective Time;

(h) except as otherwise provided in Article 16, all rights, titles, claims and interests of Seller relating to the Properties prior to the Effective Time (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards;

(i) all Hydrocarbons produced from or attributable to the Properties with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons, except the Inventory Hydrocarbons;

(j) claims of Seller for refund of or loss carry forwards with respect to production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Time, or income or franchise taxes;

(k) all amounts due or payable to Seller as adjustments or refunds under any contracts or agreements (including take-or-pay claims) affecting the Properties, respecting periods prior to the Effective Time except to the extent such amounts are subject to make-up rights out of future production after the Effective Time;

(l) all amounts due or payable to Seller as adjustments to insurance premiums related to the Properties with respect to any period prior to the Effective Time;

(m) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Properties, and all accounts receivable attributable to the Properties, prior to the Effective Time;

(n) all of Seller’s intellectual property, including, but not limited to, proprietary computer software, patents, trade secrets, copyrights, names, marks and logos;

(o) all hedge obligations and hedge contracts; and

(p) any item listed on Schedule 2.2.

ARTICLE 3. - PURCHASE PRICE AND PAYMENT

3.1. Purchase Price. Subject to adjustment as set forth below, the Purchase Price for the Properties shall be Ten Million Two Hundred Fourteen Thousand One Hundred Thirty Dollars ($10,214,130), as allocated among the Properties and provided in Schedule 3.1, and to be paid at Closing in U.S. dollars.

3.2. Performance Deposit. Immediately upon the execution hereof, Buyer shall tender to Seller, by bank wire transfer, per the instructions of Seller, a Performance Deposit equal to five percent (5%) of the Purchase Price. Such Performance Deposit may be increased to ten percent (10%) of the Purchase Price, as provided in Article 14.1 herein, and the term “Performance Deposit” as used in this Agreement shall refer to the amount actually tendered to Seller by Buyer pursuant to this Article 3.2 and pursuant to Article 14.1.

3.3. Final Settlement/Purchase Price Adjustments.

Within ninety (90) days after Closing, Seller shall provide to Buyer, for Buyer’s concurrence, an accounting (the “Final Settlement Statement”) of the actual amounts of Seller’s and Buyer’s Credits for the adjustment set out in this Article 3.3. Within thirty (30) days after receipt of such statement from Seller, Buyer shall deliver to Seller a written report containing all changes with explanations therefor that Buyer proposes be made to such statement, it being agreed that Buyer’s failure to deliver such report to Seller within such time period shall constitute acceptance by Buyer of Seller’s statement (unless failure is a result of Seller’s failure to provide information, data, etc). Except for the changes raised by Buyer in its written report, no additional changes to the statement provided by Seller shall be considered by the Parties. If Buyer has timely delivered such written report, the Parties shall then undertake to agree on the items in dispute and the adjusted Purchase Price no later than thirty (30) days after the receipt by Seller of Buyer’s statement of proposed changes. The Parties shall attempt to resolve any disagreements on a best efforts basis. In the event such disagreements cannot be resolved, the matter shall be submitted to arbitration by either Party pursuant to the provisions of Article 19 hereof. Following the determination of the adjusted Purchase Price pursuant to this Article 3.3, Seller or Buyer, as the case may be, shall make payment required within five (5) business days after such final determination. Buyer will prepare any information reasonably requested by Seller in order for Seller to prepare such statement or verify Buyer’s written report.

The Purchase Price shall be adjusted as follows:

(a) The Purchase Price shall be adjusted upward by the following (“Seller’s Credits”):

(1) the value of (i) all Inventory Hydrocarbons, such value to be based upon the prevailing market value for crude oil in effect as of the Effective Time adjusted for grade and gravity, less taxes and transportation fees deducted by the purchaser of such oil, such oil to be measured at the Effective Time by the operators of the Properties. and (ii) the value of all of Seller’s unsold inventory of gas plant products, if any, attributable to the Leases at the Effective Time valued in the same manner as if such products had been sold under the contract then in existence between Seller and the purchaser of such products or, if there is no such contract, valued in the same manner as if said products had been sold at the posted price for said products;

(2) the amount of all production expenses, operating expenses, overhead paid by Seller on the Properties (IT BEING THE INTENT HEREOF THAT on Seller operated Properties, Seller shall charge such charges as are reasonable and customary in the industry where such Properties are located), and capital expenditures (including, without limitation, royalties, overriding royalties, rentals and other charges, ad valorem, property, production, excise, severance, and other similar taxes and assessments) attributable to the operation of the Properties after the Effective Time;

(3) an amount equal to the sum of any upward adjustments provided elsewhere for in this Agreement; and

(4) any other amount agreed upon by Seller and Buyer in writing prior to Closing.

(b) The Purchase Price shall be adjusted downward by the following (“Buyer’s Credits”):

(1) the total sales value of all Hydrocarbons sold by the Seller after the Effective Time, all of which are attributable to the Properties, and any other monies collected by the Seller with respect to the ownership or operation of the Properties after the Effective Time, expressly provided that Seller will not be required to pay any interest on monies collected on behalf of Buyer.

(2) The amount of any ad valorem, property, production, severance and similar taxes and assessments on the Assets measured by production that occurs before the Effective Time which shall be the obligation of Seller. For clarity, 2006 taxes based on production occurring in 2005 shall be solely Seller’s obligation. The parties shall, based on the production that occurred in 2006 and the most recently available renditions, estimate the 2006 taxes and such amount shall be withheld from the Purchase Price payable to Seller at Closing. Any such estimate, once agreed upon, shall be final;

(3) an amount equal to the sum of any downward adjustments provided elsewhere in this Agreement; and

(4) any other amount agreed upon by Seller and Buyer in writing prior to Closing.

(c) Seller shall prepare and deliver to Buyer, at least five (5) business days prior to Closing, Seller’s estimate of the adjusted Purchase Price to be paid at Closing, together with a preliminary statement setting forth Seller’s estimate of the amount of each adjustment to the Purchase Price to be made pursuant to this Article 3.3.

ARTICLE 4. - REPRESENTATIONS OF SELLER

4.1. Existence. Seller is a limited partnership, validly existing and in good standing under the laws of the state of its formation and is duly qualified to do business in the state in which the Properties are located.

4.2. Authorization. Seller has all authority necessary to enter into this Agreement and to perform all its obligations hereunder. This Agreement has been duly executed and delivered on its behalf, and at the Closing all documents and instruments required hereunder will have been duly executed and delivered. This Agreement, and all such documents and instruments shall constitute legal, valid, and binding obligations enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, or similar laws affecting creditors’ rights generally.

4.3. Power. Subject to preferential purchase rights and restrictions on assignment of the type typically found in the oil and gas industry, and to rights to consent described on Schedule 4.9, and subject to, required notices to, and filings with or actions by governmental entities, Seller’s execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its Articles of Organization, or other governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which it is a party or by which it is bound; or (iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule or regulation.

4.4. Brokers. Seller has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in respect of this transaction, for which Buyer shall have any responsibility whatsoever.

4.5. Foreign Person. Seller is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), Section 1445 and 7701 (i.e., Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate as those terms are defined in the Code and any regulation promulgated thereunder).

4.6. Conflicts. Seller’s execution, delivery, and performance of this Agreement does not and will not conflict with or violate any agreement governing Seller’s business or affairs, or any agreements or instruments to which Seller may be a party or by which Seller or any of Seller’s properties are bound, or any law, administrative regulation or rule or court order, judgment, or decree applicable to Seller or to the Properties.

4.7. Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or threatened against Seller.

4.8. Litigation. Except as set forth on Schedule 4.8, there is neither any claim, dispute, suit, action, investigation or other proceeding pending before any court or governmental agency against Seller or any of the Properties, nor to Seller’s knowledge, threatened against Seller or the Properties, which might diminish the value of or impede the operation of the Properties, or which challenges or pertains to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.9. Preferential Rights. Except as identified on Schedule 4.9, which to the best of Seller’s knowledge, is accurate and complete, for the respective Leases or Wells, there are no preferential rights of purchase or consents to assign in favor of third parties with respect to any of the Properties and no consents to transfers thereof are required.

4.10. Seller’s Title. Seller has Marketable Title to the Properties and Seller warrants Marketable Title to the Properties by, through, and under Seller, but not otherwise. Any discrepancy in the Seller’s Marketable Title of the interests stated on Exhibit “A” shall only be adjusted pursuant to the provisions of Article 8.3.

4.11. Knowledge. The phrase “to Seller’s knowledge,” or other similar language which qualifies a statement as to the knowledge of Seller, will mean that within the actual present knowledge of a Responsible Officer after due inquiry of appropriate managerial level personnel, such Responsible Officer has received no verbal information from an employee of Seller or any written information indicating that the specific statement so qualified is not accurate. Responsible Officer is defined as the President, Chief Operating Officer, and General Counsel of Seller. Buyer and Seller expressly agree that in no event will any representation or other statement qualified, to Seller’s knowledge, give rise to any implication or presumption that a specific inquiry or any inquiry has been made by any Responsible Officer to confirm or negate the matter being represented other than as provided herein; and Buyer acknowledges that any such representation will be based solely on the actual present knowledge of the Responsible Officer(s) as described herein above.

ARTICLE 5. - REPRESENTATIONS OF BUYER

5.1. Existence. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of its formation, and, as of the Closing Date, will be duly qualified to do business in the state(s) in which the Properties are located.

5.2. Authorization. Buyer has all authority necessary to enter into this Agreement and to perform all its obligations hereunder. This Agreement has been duly executed and delivered on its behalf, and at the Closing all documents and instruments required hereunder will have been duly executed and delivered. This Agreement, and all such documents and instruments shall constitute legal, valid, and binding obligations enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, or similar laws affecting creditors’ rights generally.

5.3. Power. Subject to rights to consents by, required notices to, and filings with or actions by other governmental entities, Buyer’s execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its documents of formation or other governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which it is a party or by which it is bound; or (iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule or regulation.

5.4. Brokers. Buyer has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in respect of this transaction, for which Seller shall have any responsibility whatsoever.

5.5. Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Buyer threatened against Buyer.

5.6. Experienced And Knowledgeable Investor. Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Except for such representation of Seller set forth herein, prior to entering into this Agreement, Buyer was advised by and has relied solely on its own expertise and legal, tax, reservoir engineering, and other professional counsel concerning this Agreement, the Properties and the value thereof.

5.7. Further Distribution. Buyer (i) is acquiring the Properties for its own account and without a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended; (ii) has such knowledge and experience in business, financial, and oil and gas matters that it is capable of evaluating the merits and risks of entering into and of carrying out its obligations in connection with the acquisition of the properties in the manner contemplated herein; (iii) has received to date all information concerning the Properties and such other information relating to this Agreement which it requested; and (iv) is able to bear the economic risk of its investment in the Properties for an indefinite period of time. Further, Buyer acknowledges that Seller is relying upon the representations contained in the foregoing sentence and that absent such representations that the proposed sale to Buyer would not be entered into and this Agreement would not be executed and delivered by Seller.

5.8. Litigation. There is neither any claim, dispute, suit, action, investigation or other proceeding pending before any court or governmental agency, nor to Buyer’s knowledge, threatened, against Buyer which challenges or pertains to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 6. - ACCESS TO INFORMATION AND INSPECTIONS

6.1. Title Files. Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller’s offices at their actual location, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, payout statements and agreements pertaining to the Properties as requested by Buyer, insofar as the same may now be in existence and in the possession, custody or control of Seller. Seller makes no warranty of any kind as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.

6.2. Other Files. Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller’s offices at their actual location, all production, well, regulatory, engineering, seismic, geological, geophysical and geochemical information, accounting information and other information, files, books, records, and data pertaining to the Properties as requested by Buyer, insofar as the same may be in existence and in the possession, custody or control of Seller, excepting: (i) economic evaluations; (ii) reserve reports covering properties other than the Properties that are subject to this Agreement; (iii) any such information that is subject to attorney/client, work product or other legal privilege; and (iv) any such information, the disclosure of which is restricted or prohibited by third party agreement(s). No warranty of any kind is made by Seller as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.

6.3. Buyer’s Confidentiality Obligations. All information furnished or disclosed to Buyer pursuant hereto is subject to that certain Confidentiality Agreement by and between Seller and Buyer.

6.4. Inspections. Promptly after the execution of this Agreement and until Closing, Seller, subject to any necessary third-party operator approval, shall permit Buyer and its representatives at reasonable times and at their sole risk, cost and expense, to conduct reasonable inspections of the Properties, subject to Article 10 hereof.

ARTICLE 7. - DISCLAIMER OF WARRANTIES

  7.1. Information Provided. All of the information, statistics, summaries, electronic transmissions and facsimiles furnished by or behalf of Seller herewith or hereunder are furnished or will be furnished for Buyer’s use at Buyer’s sole risk. All such information has been compiled or prepared by Seller based upon its files and records and such information is believed to be correct, but SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY, CORRECTNESS, COMPLETENESS, OR THE ADEQUACY OF SAME AND DOES NOT WARRANT OR GUARANTEE SUCH INFORMATION IN ANY WAY. SELLER HAS MADE NO STATEMENTS OR REPRESENTATIONS CONCERNING THE CONDITION OF THE PROPERTIES, PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY OR RECOVERABILITY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING, OR THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, OR PROFITS, IF ANY, TO BE DERIVED FROM THE PROPERTIES. BUYER IS RESPONSIBLE FOR MAKING SUCH INDEPENDENT INVESTIGATION AND EVALUATION OF THE PROPERTIES AS BUYER SHALL DEEM APPROPRIATE, REALIZING THAT SELLER DOES NOT ASSUME AND SHALL HAVE NO LIABILITY TO BUYER OR ANY OTHER PARTY FOR ANY RELIANCE WHICH MAY BE PLACED ON THE INFORMATION, STATISTICS, SUMMARIES, ELECTRONIC TRANSMISSIONS OR FACSIMILES FURNISHED TO BUYER. SPECIFICALLY, BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING: THE DESCRIPTION OF LEASES INCLUDED IN THE PROPERTIES, THE ACREAGE PURPORTED TO BE CONVERED THEREBY, DEPTH LIMITATIONS (IF ANY), ROYALTY AND OTHER BURDENS AFFECTING SAME, AND QUANTUM OF INTEREST HAVE BEEN DERIVED STRICTLY FROM SELLER’S RECORDS AND SELLER HAS NOT UNDERTAKEN ANY EXAMINATION OF TITLE TO VERIFY SAME. SELLER WARRANTS TITLE ONLY TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT AND IN THE CONVEYANCES DELIVERED PURSUANT HERETO; AND BUYER SHOULD THEREFORE UNDERTAKE SUCH TITLE EXAMINATION AS IT DEEMS APPROPRIATE PRIOR TO THE "NOTIFICATION DEADLINE" (AS DEFINED IN ARTICLE 8.2) AND THE END OF THE “EXAMINATION PERIOD” (AS DEFINED IN ARTICLE 10.1).

7.2. Regulatory Status. OTHER THAN REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER AS TO THE REGULATORY STATUS OF THE PROPERTIES, AND BUYER SHOULD SATISFY ITSELF AS TO SUCH MATTERS PRIOR TO THE END OF THE “EXAMINATION PERIOD” (AS DEFINED IN ARTICLE 10.1).

7.3. No Warranties. EXCEPT AS TO THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT, CONVEYANCE OF THE PROPERTIES WILL BE MADE WITHOUT WARRANTIES OR COVENANTS, EXPRESS OR IMPLIED IN FACT OR IN LAW, AS TO TITLE, MERCHANTABILITY, DURABILITY, USE, OPERATION, FITNESS FOR ANY PARTICULAR PURPOSE, CONDITION, SAFETY OF THE PROPERTIES, COMPLIANCE WITH REGULATORY AND ENVIRONMENTAL REQUIREMENTS OR OTHERWISE.

7.4. Buyer Inspection. BUYER HEREBY AGREES THAT IT WILL INSPECT THE PROPERTIES, WELLS, PERSONAL PROPERTY, AND EQUIPMENT ASSIGNED AND CONVEYED HEREIN AND THAT IT WILL ACCEPT THE SAME “AS IS, WHERE IS” AND “WITH ALL FAULTS”.

7.5. Prior Operations. Some oil field production equipment may contain asbestos or naturally occurring radioactive material (hereinafter referred to as “NORM”). In this regard, Buyer expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms, and that said wells, materials and equipment located on the Properties or included therein may contain NORM and that NORM-containing material may be buried or otherwise disposed of on the Properties. Buyer also expressly understands that special procedures may be required for the remediation, removal, transportation and disposal of asbestos and NORM from the Properties where it may be found, and Buyer, after Closing, assumes all responsibility and liability for or in connection with assessment, remediation, removal, transportation, and disposal of any asbestos and NORM and associated activities in accordance with all rules, regulations and requirements of governmental agencies.

ARTICLE 8. - TITLE MATTERS

8.1. Definitions. For purposes hereof, the terms set forth below shall have the meanings assigned thereto.

(a) “Allocated Value” shall mean the dollar amount allocated to each producing Property as set forth on Schedule 3.1.

(b) “Marketable Title” means, such title held by Seller that (a) entitles Seller and will entitle Buyer, after Closing, to own and receive and retain, without suspension, reduction or termination, payment of revenues for not less than the net revenue interest shown on Exhibit “A” of all oil and gas produced, saved and marketed from or attributable to the Well(s) or unit indicated through the plugging, abandonment and salvage of such Wells; (b) obligates Seller, and will obligate Buyer after Closing as of the Effective Time, to bear the costs and expenses relating to the maintenance, development and operation of such Well(s) or unit(s) through the plugging, abandonment and salvage of such Well(s) in an amount not greater than the working interest of Seller set forth in Exhibit “A” (unless Seller’s net revenue interest therein is proportionately increased); and (c) the Properties are free and clear of any liens, burdens or encumbrances of any kind or character.

(c) “Title Defect” shall mean any matter which causes Seller to not have Marketable Title to any of the Properties as of the Closing Date. Title Defect does not include (a) a lien or encumbrance in the form of a judgment secured by a supersedeas bond or other security approved by the court issuing the order (only to the extent Seller assumes liability, provides alternative collateral and indemnifies Buyer therefor); or (b) Permitted Encumbrances.

(d) “Title Defect Property” shall mean any Lease or portion thereof burdened by a Title Defect.

(e) “Permitted Encumbrances” shall mean any of the following matters:

(i) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent and that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith by appropriate action (to the extent contested, Seller agrees to retain liability);

(ii) any liens or security interests created by law or reserved with respect to the Properties for royalty, bonus, rental, other payment obligations under the Leases or created to secure compliance with the terms of the Leases;

(iii) to the extent any of the following do not materially diminish the value of, or impair the conduct of operations on, any of the Properties and do not impair Seller’s right to receive revenues attributable thereto: any valid, subsisting and applicable laws, rules and orders of governmental authority;

(iv) to the extent any of the following do not materially diminish the value of, or impair the conduct of operations on, any of the Properties and do not impair Seller’s right to receive the revenues attributable thereto: (a) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs or the like, and (b) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over or in respect to property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses;

(v) all lessors’ royalties, overriding royalties, net profits interest, carried interest, production payments, reversionary interests and other burdens on or deductions from the proceeds of production if the net cumulative effect of such burdens or deductions does not reduce the net revenue interest of Seller in any Well affected thereby as reflected in Exhibit “A” or impair the right to receive revenues attributable thereto;

(vi) to the extent the same do not operate to reduce the net revenue interest, nor increase the expense interest (unless Seller’s net revenue interest therein is proportionately increased), of Seller as reflected in Exhibit “A”, nor impair the right of Seller to receive the revenues attributable thereto: unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements which are ordinary and customary in the oil, gas, sulphur and other mineral exploration, development or extraction business, or in the business of processing of gas and gas condensate production for the extraction of products therefrom;

(vii) conventional rights of assignment normally actuated by an intent to abandon or release a Lease and requiring notice to the holder of such rights;

(viii) division orders and Hydrocarbon sales contracts and contracts for purchase, exchange, refining or processing of Hydrocarbons terminable without penalty upon no more than sixty (60) days notice to the purchaser;

(ix) calls on or preferential rights to purchase production at prices not less than current market prices, held by parties other than Seller or its affiliates;

(x) preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting the rights has expired without an exercise of the rights prior to the Closing Date;

(xi) all rights to consent by, required notices to, filings with, or other actions by governmental entities and tribal authorities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance;

(xii) defects or irregularities of title arising out of events or transactions which have been barred by limitations;

(xiii) all other defects, and irregularities of title affecting the Properties, which individually or in the aggregate:

(a) are not such as to interfere with the operation, value or use of the Properties (or portion thereof) affected thereby; or

(b) does not presently delay the receipt or prevent Seller from receiving its share of the proceeds of production from any of the units or Wells to which the Leases relate; or

(c) does not presently reduce the interest of Seller with respect to all oil and gas produced from any unit or Well to which the Leases relate below the “net revenue interest” or “NRI” set forth in Exhibit “A” for such unit or Well; or

(d) does not presently increase Seller’s portion of the costs and expenses relating to the operations on and the maintenance and development of the lands and depths included in any unit or Well to which the Leases relate above the “working interest” or “WI” set forth in Exhibit “A” for such unit or Well.

(xiv) any encumbrance or other matter (whether or not constituting a Title Defect) waived in writing by Buyer or deemed to be waived in writing by Buyer under Article 8.2.
.
8.2. Notice of Title Defect. Buyer shall notify Seller in writing (“Defect Notice”), as soon as reasonably practicable after Buyer has knowledge thereof, and in any event on or before 5:00 p.m., Central Time, five (5) days prior to the Closing Date (the “Notification Deadline”), of any matter that would constitute a Title Defect with respect to Seller’s title to any or all of the Properties, in each case together with an explanation of (a) the nature of such Title Defect, (b) the Properties (or portions thereof) affected thereby, and (c) Buyer’s proposed Defect Value (as hereinafter defined) for such Title Defect. Any matter that would otherwise constitute a Title Defect but which is not specifically raised in writing (with the explanation as contemplated in the immediately preceding sentence) by Buyer prior to the Notification Deadline shall conclusively be deemed waived by Buyer. As used herein, the term “Defect Value” shall mean with respect to each Title Defect, the reduction in the Allocated Value of the affected Properties as a result of such Title Defect as determined in Article 8.5. Buyer must notify Seller in writing promptly if Buyer determines that Seller’s NRI or WI for Properties is greater than that shown on Exhibit “A”.

8.3. Remedies for Title Defects.

(a) Buyer may request an adjustment to the Purchase Price at any time on or before the fifth day before the Closing Date, if the adjustment is based on a Title Defect. Seller may request an upward adjustment to the Purchase Price at any time before the fifth day before the Closing Date, if Seller’s net revenue interest for the Property is greater than that shown on Exhibit “A”. A notice requesting an adjustment must be timely and in writing and include appropriate documentation to substantiate the adjustment, or the claimant will be deemed to have waived its claim to adjust the Purchase Price for the matter stated in the notice.

(b) If either Party gives notice under the previous section, the Parties will meet and use their best efforts to agree on the validity of the claim and, if applicable, the amount of the adjustment, using the following criteria:

(1) If the claim is based on Seller’s owning a different net revenue interest than that shown on Exhibit “A”, then the adjustment will be the absolute value of the number determined by the following formula:

Adjustment = A x (1-[B/C])

A =	Allocated Value for the affected Interest

B =	Correct net revenue interest for the affected interest

C =	Net revenue interest for the affected interest as shown on Exhibit “A”

(2) If the claim is based on an obligation or burden that is liquidated, the adjustment will be the sum necessary to remove the obligation or burden from the affected Property.

(3) If the claim is based on an obligation or burden that is not liquidated, but can be estimated with reasonable certainty, the adjustment will be the sum necessary to compensate Buyer on the Closing Date for the adverse economic effect on the affected Property.

(c) If the amount of the adjustment for each Title Defect cannot be determined based on the above criteria, and if the Parties cannot otherwise agree on the amount of an adjustment or the Parties are unable to agree upon whether a Title Defect exists, subject to the provisions of Article 8.3.(d) below, Seller may, at its sole option and upon written notice to Buyer, either:

(1) remove the affected Property from this Agreement and adjust the Purchase Price by the Allocated Value for that Property; or

(2) agree to indemnify and hold Buyer harmless from any claim resulting from such Title Defect; or

(3) elect to resolve the dispute under the arbitration provisions in this Agreement.

(d) Except for the exclusion of a Property, as provided in Article 8.3.(c), no adjustment to the Purchase Price for Title Defects shall be made unless and until the aggregate value of all Title Defects (herein called the “Aggregate Title Defect Value”) exceeds a threshold of Two Hundred Fifty Thousand Dollars ($250,000.00) and once the threshold is exceeded, the value of all Title Defects shall be considered in applying this Article 8. Title Defects with an agreed individual value of less than Fifteen Thousand Dollars ($15,000.00) shall be considered “Minimal Title Defects” and shall not be included in the calculation of the Aggregate Title Defect Value. For purposes of this section, the cost to cure a Title Defect and the Allocated Value of any Property excluded under Article 8.3.(c) above shall not be considered in determining the value of Aggregate Title Defect Value.

(e) Seller may, at its sole option, notify Buyer before the Closing Date that it elects to cure some or all of the Title Defects. No price adjustment will be made at Closing for the Title Defects that Seller elects to cure. If any Title Defect is not cured within ninety (90) days after Closing, an adjustment to the Purchase Price will be calculated under the criteria set forth in this section. Seller will refund the net amount to Buyer.

8.4. Seller’s & Buyer’s Right To Terminate. Either Party shall have the option to terminate this Agreement if the Aggregate Title Defect Value exceeds five percent (5%) of the Purchase Price. In the event either Party elects to terminate this Agreement, then Seller shall return the Performance Deposit to Buyer. In either case, this Agreement shall be deemed to be of no further force or effect except for the items specifically set forth in Article 17.3.

8.5. Allocated Value. As used in this Agreement, the term “Allocated Value” shall mean, with respect to any Property the amount set forth on Schedule 3.1 for each such Property, which Exhibit is attached to and made a part of this Agreement. The Allocated Value for each Property has been reviewed and agreed to by the Parties and represents the Parties’ good faith allocation of the value of the Properties.

ARTICLE 9. - PREFERENTIAL PURCHASE RIGHTS AND CONSENTS

9.1. Actions and Consents.

(a) Seller and Buyer agree that each shall use all reasonable efforts to take or cause to be taken all such action as may be necessary to consummate and make effective the transaction provided in this Agreement and to assure that it will not be under any material corporate, legal, or contractual restriction that could prohibit or delay the timely consummation of such transaction.

(b) Seller represents that to the best of Seller’s knowledge, Exhibit A and Schedule 4.9 are accurate and complete; however, certain preferential purchase rights or rights of approval or consent may exist with respect to the Properties under the agreements and Leases shown on Exhibit “A,” whether or not they are correctly listed on Schedule 4.9. Seller shall use reasonable efforts to timely notify all holders of (i) preferential rights, (ii) rights of consent to the assignment, or (iii) rights of approval to the assignment of the Properties, and of such terms and conditions of this Agreement to which the holders of such rights are entitled. Seller shall promptly notify Buyer if any preferential rights are exercised, any consents or approvals denied, or if the requisite period has elapsed without said rights having been exercised or consents or approvals having been received. If prior to Closing, any such preferential rights are timely and properly exercised, or Seller is unable to obtain a consent or approval prior to Closing and the failure to secure such consent or approval in advance of Closing would materially and adversely affect the Property or Properties subject thereto, the interest or part thereof so affected shall, if Buyer so elects, be excluded from the sale and purchase contemplated hereby and the Purchase Price shall be reduced by the Allocated Value of such interest or part thereof as provided in Schedule 3.1 If any additional third party preferential rights are discovered after Closing, or if a third party preferential rights holder alleges improper notice, then Buyer agrees to cooperate with Seller in giving effect to any such valid third party preferential purchase rights. In the event any such valid third party preferential purchase rights are validly exercised after Closing, Buyer’s sole remedy against Seller shall be the return by Seller to Buyer of that portion of the Purchase Price allocated under Schedule 3.1 to the portion of the Properties on which such rights are exercised and lost by Buyer to such third person, plus any expenses incurred by Buyer in connection with such Properties and re-conveyance thereof.

(c) In the event one or more Properties or any interest therein is excluded pursuant to Article 9.1.(b) because the same is subject to preferential purchase rights, consents or approvals, Closing with respect to all other Properties will proceed as provided in this Agreement, but the Purchase Price delivered to Seller at Closing will be reduced by the Allocated Value of the excluded Properties or interest. In the event that within ninety (90) days after Closing any such preferential purchase right is waived or consent or approval is obtained or the time for election to purchase or to deliver a consent or approval passes (such that under the governing documents, Seller may sell the affected Property or interest to Buyer), then Closing will proceed promptly on the same terms set forth herein with respect to such Property or interest. If such waivers, consents or approvals are not received by Seller within the applicable ninety (90) day period, Seller shall retain such Properties or interests and the Parties shall have no further obligation with respect thereto.

ARTICLE 10. - ENVIRONMENTAL MATTERS AND OTHER ADJUSTMENTS

10.1. Phase I Environmental Assessment. Buyer shall have the right to conduct an environmental assessment of the Properties during the period beginning on the date of execution of this Agreement and ending ten (10) days prior to the Closing Date (the “Examination Period”). The confidentiality obligations of the confidentiality agreement previously signed by Buyer shall be applicable to all information acquired by Buyer in the course of its environmental assessment. During normal business hours and after providing Seller reasonable prior notice of any such activities, Buyer and its representatives shall be permitted to enter upon the Properties and all buildings and improvements thereon, inspect the same, review files and generally conduct such tests, examinations, and investigations as are consistent with the American Society for Testing and Materials standard Phase I environmental audit. Seller will have the right to (i) witness such investigation and (ii) promptly receive a copy of all results, analyses and reviews. In the event Seller has conducted a recent Phase I Environmental Assessment Study, the Seller shall notify Buyer and make the report available to the Buyer during the Examination Period.

10.2. Phase II Environmental Assessment. If as a result of its Phase I audit, Buyer and its representatives reasonably believe that a material environmental condition exists that warrants a Phase II investigation and Buyer desires to conduct such investigation with respect to each such circumstance, Buyer agrees to give Seller prompt written notice of each specific environmental condition including the basis of its belief and estimated cost of remediation. During a period of seventy-two (72) hours following receipt of such notice, Seller in its sole discretion shall have the right to authorize Buyer to proceed with the Phase II investigation or to decline to authorize such additional investigation. In the event Seller elects to authorize the Phase II investigation, the Examination Period and the Environmental Notice Deadline (as defined below), with respect to the specific Property or Properties subject to the Phase II investigation, shall be extended for a period of two (2) weeks. The Parties shall negotiate in good faith as to whether a Phase II investigation is warranted. If the Parties can not agree, then at Seller’s sole option, Seller can decline to authorize the Phase II investigation and no such investigation shall be permitted and the affected Property or Properties shall be excluded from the sale and purchase contemplated hereby. In such event, the Purchase Price shall be reduced by the Allocated Value of such excluded Property or Properties. Buyer shall furnish Seller copies of all environmental reports prepared by Buyer or on Buyer's behalf. The final draft of all such reports shall cover and include only those Properties which have not been excluded pursuant to this Article 10.2; provided, however, that nothing contained herein shall be construed to prohibit the disclosure of any matter required to be reported or disclosed by applicable Environmental Laws (as defined below).

10.3. Environmental Defect Notice. Buyer will notify Seller on or before five (5) days before Closing, at 5:00 p.m., Central Time (the “Environmental Notice Deadline”) of (i) the existence of any environmental condition on the real property comprising any Property that Buyer reasonably believes constitutes a violation of Environmental Laws as in effect on the date hereof or reduces or interferes with the operation, value or use of such Property (“Environmental Defect”), and (ii) the estimated cost to remediate or cure such condition on each individual Property, determined utilizing the most cost effective and appropriate method of cure or remediation available under the circumstances. With respect to any Environmental Defect:

(a) Seller shall have the right, but not the obligation, to undertake such remedial action as may be required by Environmental Law as currently applied to cure by such Environmental Defect by sending written notice of its binding commitment to effectuate such cure and the details and timing of such curative action, and if such commitment is reasonably satisfactory to Buyer, the Purchase Price would not be reduced on account of such Environmental Defect; provided that Seller remains responsible for such remedial action until such time as Seller has cured such Environmental Defect in accordance with Environmental Laws as currently applied or until such time as Buyer is reasonably satisfied with Seller’s actions;

(b) Buyer and Seller may also, upon mutual agreement of the Parties set the cost to cure the Environmental Defect and the Purchase Price shall be reduced by such agreed costs. In such case, the Buyer shall continue to own such Property and be responsible for any cure;

(c) Buyer and Seller may, upon mutual agreement of the Parties as to the terms and conditions of any indemnity, elect that Seller indemnify Buyer against all liability, loss, cost and expense (including, without limitation, for remediation costs when and if such cure is actually undertaken) resulting from such Environmental Defect, and in such event the Purchase Price will not be reduced on account of such Environmental Defect; and

(d) If Buyer and Seller cannot reach mutual agreement as contemplated in Article 10.3.(a), (b) or (c) above on whether a Environmental Defect exists within ten (10) days following the notice of an Environmental Defect as to any Property, Seller may, at its sole option and upon written notice to Buyer:

(1) remove the affected Property from this Agreement and adjust the Purchase Price by the Allocated Value for that Property; or

(2) elect to resolve the dispute under the arbitration provisions in this Agreement.

10.4 Seller’s & Buyer’s Right To Terminate. Either Party shall have the option to terminate this Agreement if the Aggregate Environmental Defect Value exceeds five percent (5%) of the Purchase Price. In the event either party elects to terminate this Agreement, then Seller shall return the Performance Deposit to Buyer. In either case, this Agreement shall be deemed to be of no further force or effect except for the items specifically set forth in Article 17.3.

10.5. Limitations. Except for the exclusion of a Property, as provided in Article 10.3.(d), no adjustment to the Purchase Price for Environmental Defects shall be made unless and until the aggregate value of all Environmental Defects (herein called the “Aggregate Environmental Defect Value”) exceeds a threshold of Two Hundred Fifty Thousand Dollars ($250,000.00) and once the threshold is exceeded, the value of all Environmental Defects shall be considered in applying this Article 10 except the Minimal Environmental Defects. Environmental Defects with an agreed individual value of less than Fifteen Thousand Dollars ($15,000.00) shall be considered “Minimal Environmental Defects” and shall not be included in the calculation of the Aggregate Environmental Defect Value. For purposes of this section, the cost to cure an Environmental Defect determined under Article 10.3.(a) or (b) above and the Allocated Value of any Property excluded under Article 10.3.(d) above shall not be considered in determining the value of an Environmental Defect.

10.6. Environmental Laws. As used herein, the term “Environmental Laws” shall mean any and all laws, statutes, regulations, rules, orders, ordinances, permits, or determinations of any governmental authority pertaining to health or conservation or protection of the environment, wildlife, or natural resources in effect in any and all jurisdictions in which the Property is located otherwise having jurisdiction over the matter, including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended, the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), as amended, the Resource Conservation and Recovery Act (“RCRA”), as amended, the Hazardous and Solid Waste Amendments Acts of 1984, as amended, the Toxic Substances Control Act, as amended, and the Occupational Safety and Health Act (“OSHA”), as amended. The terms “hazardous substance,” “release,” and “threatened release” shall have the meanings specified in CERCLA; provided, however, that to the extent the laws of the state in which the Property is located are applicable and have established a meaning for “hazardous substance,” “release,” “threatened release,” “solid waste,” “hazardous waste,” and “disposal” that is broader than that specified in CERCLA or RCRA and SARA or OSHA, such broader meaning shall apply with respect to the matters covered by such laws.

ARTICLE 11. - GENERAL COVENANTS OF SELLER

11.1. Access to Records.

During the Examination Period (as defined in Article 10.1), Seller shall grant Buyer access to the Records as defined in Article 15.4 and all accounting and tax files relating to the Properties during Seller's normal business hours upon reasonable prior notification, subject to the confidentiality agreement previously signed by Buyer. The Records and all accounting and tax files relating to the Properties shall be made available at their present location together with suitable office facilities for review purposes.

11.2. Covenants of Seller Pending Closing.

(a) From and after the Effective Date of this Agreement and until the Closing and subject to Article 11.3 and the constraints of applicable operating and other agreements, Seller shall operate, manage, and administer the Properties in a good and workmanlike manner consistent with its past practices and shall carry on its business with respect to the Properties in substantially the same manner as before execution of this Agreement, including but not limited to, the maintenance of industry standard insurance coverage. Seller shall have no responsibility for and shall incur no liability for any Losses of any nature suffered or incurred by Buyer arising out of or in connection with the rendering of such unless such Losses result from the gross negligence or willful misconduct of the Seller. On Seller operated Properties, Seller shall charge Buyer, from and after the Effective Date of this Agreement, such charges as are reasonable and customary in the industry where such Properties are located. Seller shall also retain any third-party administrative and/or operating overhead charges paid with respect to the Properties during such period. Seller shall use all reasonable efforts to preserve in full force and effect all Leases, operating agreements, easements, rights-of-way, permits, licenses, and agreements which relate to the Properties in which Seller owns an interest, and shall perform all obligations of Seller in or under all such agreements relating to the Properties; provided, however, that in no event shall Seller incur any liability for the breach of its obligations under this Article 11.2.(a) in excess of the Allocated Value of the Property or Properties subject to or affected by such breach. Seller shall, except for emergency action taken in the face of serious risk of life, property, or the environment (i) submit to Buyer, for prior written approval, all requests for operating or capital expenditures and all proposed contracts and agreements relating to the Properties which involve individual commitments of more than Fifty Thousand Dollars ($50,000.00); (ii) consult with, inform, and advise Buyer regarding all material matters concerning the operation, management, and administration of the Properties; (iii) obtain Buyer's written approval prior to voting under any operating, unit, joint venture, partnership or similar agreement; and (iv) not approve or elect to go non-consent as to any proposed well or plug and abandon or agree to plug and abandon any well without Buyer's prior written approval; (v) shall not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Properties, other than the sale of production in the ordinary course of business or as required in connection with the exercise by third parties of preferential rights to purchase any of the Properties; (vi) shall not abandon any wells or surrender any Leases (other than as required by law or governmental order or regulation or in connection with an emergency); (vii) shall not enter into any production sale, processing, or treating agreements affecting the Properties unless it is terminable on no more than thirty (30) days notice. On any matter requiring Buyer's approval under this Article 11.2.(a), Buyer shall respond within fifteen (15) days to Seller's request for approval and failure of Buyer to respond to Seller's request for approval within such time shall release Seller from the obligation to obtain Buyer's approval before proceeding on such matter.

(b) Seller shall promptly notify Buyer of any suit, lessor demand action, or other proceeding before any court, arbitrator, or governmental agency and any cause of action which relates to the Properties or which might result in impairment of loss of Seller's interest in any portion of the Properties or which might hinder or impede the operation of the Properties.

11.3. Limitations on Seller's Covenants Pending Closing.

To the extent Seller is not the operator of any of the Properties, the obligations of Seller in Article 11.2 concerning operations or activities which normally or pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Seller use all reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Properties to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

ARTICLE 12. - COVENANTS OF BUYER

12.1. Return of Data.

Buyer agrees that if this Agreement is terminated for any reason whatsoever, Buyer shall, at Seller's request, promptly return to Seller all information and data furnished by or on behalf of Seller to Buyer, its officers, employees, and representatives in connection with this Agreement or Buyer's investigation of the Properties, and Buyer shall deliver to Seller or destroy all copies, extracts, or excerpts of such information and data and all documents generated by Buyer that contain any portion of such information or data.

12.2. Indemnity Regarding Access.

Buyer agrees to protect, indemnify, defend, and hold harmless Seller Group from and against any and all Losses, as defined in Article 18.1, in connection with personal injuries, including death, property damage or damage to natural resources arising out of or relating to the access of Buyer, its officers, employees, and representatives to the Properties and any information relating thereto as permitted under this Agreement, REGARDLESS OF WHETHER SUCH INJURIES, DEATH, OR DAMAGES ARE CAUSED IN WHOLE OR PART BY THE SOLE, PARTIAL, CONCURRENT, OR OTHER NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF SELLER GROUP, EXCEPT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER GROUP.

ARTICLE 13. - CLOSING CONDITIONS

13.1. Seller's Closing Conditions.

The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction, at or prior to the Closing, of the following conditions:

(a) all representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing;

(b) The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Buyer;

(c) all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing;

(d) as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller) shall be pending or threatened before any court or governmental agency seeking to restrain Seller or prohibit the Closing or seeking damages against Seller as a result of the consummation of this Agreement;

(e) the Closing of the Purchase and Sale Agreement of even date herewith by and between Seller and Buyer relating to the Goose Creek Field and East Goose Creek Field Properties.

13.2. Buyer's Closing Conditions.

The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction, at or prior to the Closing, of the following conditions:

(a) all representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing;

(b) The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of the Seller;

(c) all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing;

(d) as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking damages against Buyer as a result of the consummation of this Agreement;

(e)  the Closing of the Purchase and Sale Agreement of even date herewith by and between Seller and Buyer relating to the Goose Creek Field and East Goose Creek Field Properties.

ARTICLE 14. - CLOSING

14.1. Closing.

The Closing of this transaction (the "Closing") shall be held at the offices of Seller on August 15, 2006 or at such earlier date or place as the Parties may agree in writing (herein called "Closing Date"). Time is of the essence and the Closing Date shall not be extended unless by written agreement of the Parties; provided, however, that Buyer may extend the Closing Date to August 31, 2006 by written notice to Seller on or before August 15, 2006 and the concurrent payment to Seller, by bank wire transfer per the instructions of Seller, of an amount sufficient to increase the Performance Deposit to ten percent (10%) of the Purchase Price. On or before five (5) business days prior to Closing, Buyer and Seller shall use their best efforts to provide each other copies of all closing documents.

14.2. Seller's Closing Obligations.

At Closing, except to the extent comprising the Excluded Assets, Seller shall deliver to Buyer the following:

(a) The Assignment, Bill of Sale and Conveyance substantially in the form attached hereto as Exhibit “B” and such other documents as may be reasonably necessary to convey all of Seller's interest in the Properties to Buyer in accordance with the provisions hereof;

(b) A non-foreign affidavit executed by Seller in the form attached as Exhibit “C”;

(c) Appropriate regulatory forms appointing Buyer as Operator for those Properties which Seller operates;

(d) Copies of all third-party waivers, consents, approvals, permits and actions obtained; and

(e) Letter-in-lieu of transfer orders in form acceptable to Seller and Buyer.

14.3. Buyer's Closing Obligations.

At Closing, Buyer shall deliver to Seller by wire transfer in immediately available funds to an account designated by Seller, the Purchase Price (less the Performance Deposit).

14.4. Joint Closing Obligations.

Both Parties at Closing shall execute the Supplemental Agreement attached hereto as Exhibit “D”, and a Settlement Statement evidencing the amount actually wire transferred and all adjustments to the Purchase Price taken into account at Closing. All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring and each shall be a condition precedent to the other.

ARTICLE 15. - ADDITIONAL CLOSING OBLIGATIONS

15.1. Suspended Funds.

Within ninety (90) days after Closing, Seller shall provide to Buyer a listing showing all proceeds from production attributable to the Properties that are currently held in suspense and shall transfer to Buyer all suspended proceeds. After such transfer, and to the extent of such transferred funds, Buyer shall be responsible for proper distribution of all the suspended proceeds to the parties lawfully entitled to them, and hereby agrees to indemnify, defend, and hold harmless Seller from and against any and all Losses arising out of or relating to Buyer's retention or distribution of such legally suspended proceeds. Seller shall retain liability as to the suspended accounts prior to the Effective Time to the extent such suspended proceeds are not transferred to Buyer.

15.2. Receipts and Credits.

Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits, and income accruing to the Properties (a) for the period subsequent to the Effective Time, shall be the sole property and entitlement of Buyer, and, to the extent received by Seller, Seller shall fully disclose, account for, and transmit same to Buyer promptly, and (b) for the period prior to the Effective Time, shall be the sole property and entitlement of Seller and, to the extent received by Buyer, Buyer shall fully disclose, account for, and transmit same to Seller promptly.

15.3. Signs.

Seller shall have the option to remove Seller's name and signs from the operated Properties or to require Buyer to do so. Buyer hereby grants Seller a right of access to remove Seller's signs and name from all wells and facilities on the Properties or to confirm that Buyer has done so. If there are any remaining Seller signs and name on the Properties within thirty (30) days of Closing, Buyer shall promptly, but no later than required by applicable rules and regulations or forty-five (45) days thereafter, whichever is earlier, remove any remaining signs and references to Seller and shall erect or install all signs complying with any applicable governmental rules and regulations, including but not limited to, those showing Buyer as operator of the Properties.

15.4. Records.

All files, permits, records, documentation, and data of Seller relating to (or evidencing) Seller's ownership or rights, in or operation of the Properties or other rights and interests described herein, including, but not limited to, seismic or other geological information and data, lease files, land files, well files, contract files, production sales agreements files, division order files, title opinions and abstracts, governmental filings, production reports, production logs, core sample reports, and land maps, as such data is assembled and maintained in the normal course of business, collectively, the "Records", excluding any such data that is proprietary, privileged, or that Seller is prohibited from conveying (which data shall be identified in writing by description and the reason for withholding such information by notice delivered at the time the Records are delivered) will be, as soon as is reasonably possible after, but not later than fifteen (15) days after Closing, delivered to Buyer at Seller's offices. Seller will be entitled to retain a copy of the Records. Buyer agrees to use reasonable efforts to maintain the Records for five (5) years after Closing. Buyer shall provide Seller and its representatives reasonable access to and the right to copy the Records (at Seller's sole expense), but the access to the Records shall be limited to the Seller’s need to defend itself in legal proceedings or in State or Federal Tax issues. If Buyer decides to destroy any Records prior to the expiration of the five (5) years, it will so notify Seller and Seller shall have the right to instead obtain such files at its sole expense. To the extent not obtained or satisfied as of Closing, Seller agrees to continue to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, and to cooperate with Buyer's efforts to obtain for Buyer access to files, records and data relating to the Property in the possession of third parties.

15.5. Letters-in-Lieu.

Seller shall prepare, execute and deliver, upon Closing, letters-in-lieu of transfer orders, directing that all proceeds of production from the Properties, which have heretofore been paid to Seller, shall be paid to the account of Buyer effective as of and after the date of Closing.

15.6. Not Used.

15.7. Certain Post Closing Actions.

Effective upon Closing, Seller shall (i) resign as operator of any of the Properties, which Seller is the Operator of; (ii) provide Buyer well transfer permits; and (iii) use its best efforts to have Buyer elected as Operator of the Properties that Seller operated.

ARTICLE 16. - CASUALTY LOSS AND CONDEMNATION

If, prior to the Closing, all or any portion of the Properties is destroyed by fire or other casualty or if any portion of the Properties shall be taken by condemnation or under the right of eminent domain (all of which are herein called "Casualty Loss" and limited to property damage or taking only), Buyer and Seller must agree prior to Closing either (i) to delete that portion of the Properties which is subject to the Casualty Loss from the Properties, and the Purchase Price shall be reduced by the Allocated Value as set out in Schedule 3.1, or (ii) for Buyer to proceed with the purchase of such Properties, notwithstanding any such destruction or taking (without reduction of the Purchase Price) in which case Seller shall pay, at the Closing, to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Properties and shall assign, transfer and set over unto Buyer all insurance proceeds received by Seller as well as all of the right, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such destruction or taking; provided, however, if the value of that portion of the Properties affected by the Casualty Loss, not to exceed that Allocated Value in Schedule 3.1, exceeds five percent (5%) of the Purchase Price, Buyer and Seller shall each have the right to terminate this Agreement upon written notification to the other, the transaction shall not close, the Buyer’s Performance Deposit shall be refunded, and thereafter neither Buyer nor Seller shall have any liability or further obligations to the other hereunder. Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer.

ARTICLE 17. - DEFAULT AND REMEDIES

17.1. Seller's Remedies.

Upon failure of Buyer to comply herewith by the Closing Date, as it may be extended in accordance herewith, Seller, at its sole option, may retain the Performance Deposit as a liquidated damage and not as a penalty, and terminate this Agreement, as Seller's sole and exclusive remedies for such default, all other remedies (except as expressly retained in Article17.3) being expressly waived by Seller. Notwithstanding any provision hereof to the contrary, Seller may retain the Performance Deposit as a liquidated damage only in the event the transaction contemplated by this Agreement is terminated due solely to the breach hereof by Buyer in the absence of any material breach hereof by Seller.

17.2. Buyer's Remedies.

Upon failure of Seller to comply herewith by the Closing Date, as it may be extended in accordance herewith, Buyer, at its sole option, may (i) enforce specific performance, or (ii) terminate this Agreement, as Buyer's sole and exclusive remedies for such default, all other remedies (except as expressly retained in Article 17.3) being expressly waived by Buyer. In the event Buyer elects to terminate this Agreement as set forth above, Seller shall immediately return the Performance Deposit to Buyer.

17.3. Other Remedies.

Notwithstanding the foregoing, termination of this Agreement shall not release Buyer from it's obligations under Article 6.3 (and the confidentiality agreements referenced therein) and such other portions of this Agreement as are necessary to the enforcement and construction of Article 6.3.

17.4. Effect of Termination.

In the event of termination of this Agreement under this Article 17, the transaction shall not close and neither Buyer nor Seller shall have any further obligations, remedies, liabilities, rights or duties to the other hereunder, except as expressly provided herein.

ARTICLE 18. - ASSUMPTION OF OBLIGATIONS; INDEMNIFICATION
18.1. Definitions. As used in this Agreement:

(a) "Losses" means any liabilities, losses, claims, demands, causes of action, costs and expenses (including, but not limited to, court costs and reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations respecting, or the prosecution or defense of a claim) of every kind and character.

(b) “Environmental Claims” shall mean all liabilities, obligations, expenses, (including, without limitation, all attorneys’ fees), fines, penalties, costs, claims, suits or damages (including natural resource damages) of any nature, including personal injury, diminution in property value, illness, disease, or wrongful death, associated with the Properties, whether arising before or after the Effective Time, and attributable or resulting from: (i) pollution or contamination of soil, surface water, groundwater or air, on the Properties and any other contamination of or adverse effect upon the environment, (ii) underground injection activities and waste disposal, (iii) clean-up responses, remedial, control or compliance costs, including the required cleanup or remediation of spills, pits, ponds or lagoons, including any subsurface or surface pollution caused by such spills, pits, ponds, or lagoons, (iv) noncompliance with applicable land use, permitting, surface disturbance, licensing or notification requirements, and (v) violation of any Environmental Law and/or any federal, state or local environmental land use law.

(c) "Seller Group" means Seller and its officers, directors, contractors, agents and employees.

(d) "Buyer Group" means Buyer and its officers, directors, contractors, agents and employees.

18.2. Assumptions of Contracts.

The sale of the Properties is and will be made subject to the Leases and Contracts to which the Properties are presently subject. Buyer shall assume and be responsible for all obligations relating to performance of the Leases and Contracts, whether or not recorded, as of and after the Effective Time. Seller shall be responsible during the time of its ownership for all obligations relating to performance of the Leases and Contracts, whether or not recorded, prior to the Effective Time.

18.3. Imbalances. There are no gas imbalances.

18.4. Buyer's General Indemnity.

Buyer shall, on the date of Closing, agree (and upon the delivery to Buyer of the Assignment shall be deemed to have agreed) (a) to assume, and to timely pay and perform, all duties, obligations and liabilities relating to the ownership and operation of the Properties, as accrued or which otherwise arose after the Effective Time, and (b) to indemnify and hold the Seller Group harmless from and against any and all Losses arising out of or otherwise relating to (i) the breach by Buyer of any representation, warranty or covenant herein set forth, or (ii) the ownership and/or operation of the Properties, regardless whether the same accrued or otherwise arose before or after the Effective Time.

18.5. Buyer's Environmental Indemnity.

Buyer hereby agrees to release, indemnify, defend and hold harmless the Seller Group from and against all Losses (including but not limited to any civil fines, penalties, expenses, and costs of clean-up or remediation) brought by any and all persons, including, but not limited to, Buyer's and Seller's employees, agents, or representatives and also any private citizens, persons, or organizations and any agency, branch, or representative of federal, state, tribal, or local government, on account of any Environmental Claims. It is expressly understood and agreed that the terms of this Article 18.5 shall control over any conflicting or contradicting terms or provisions contained in this Agreement, except as to the indemnities, if any, provided under Article 10.3.(c). Notwithstanding anything to the contrary contained herein, the indemnity in this Article 18.5 shall not apply to any Property excluded under any provision hereof; provided, however, such indemnities shall apply for the limited period of time, if any, Buyer has undertaken the operation of a Property and, in which case, Buyer's indemnity shall be applicable only to Losses arising solely from Buyer's operations during such limited period of operation.

18.6. Buyer's Plugging Liability.

Buyer shall properly plug and abandon at Buyer's expense all Wells herein assigned and shall restore the surface at Buyer's expense and in accordance with the applicable Lease provisions, surface use agreements and state and federal rules and regulations pertaining to the plugging and abandoning of such wells and the restoration of such surface. Buyer shall indemnify, defend, and hold Seller Group harmless from and against all Losses as a result of Buyer's failure to comply with the provisions of this section.

18.7. Indemnification Procedures.

In the event that any claim for which a Party providing indemnification (the "Indemnifying Party") would be liable to the other Party (the "Indemnified Party") is asserted against or sought to be collected by any third person, the Indemnified Party shall promptly notify the Indemnifying Party of such claim, specifying the nature of such claim and the amount of the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the "Indemnity Claim Notice"). The Indemnifying Party shall have thirty (30) days from its receipt of the Indemnity Claim Notice (the "Indemnity Notice Period") to notify the Indemnified Party (i) whether or not it disputes its liability to the Indemnified Party hereunder with respect to such claim, and (ii) if it does not dispute such liability, whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such claim; provided however, that the Indemnified Party is hereby authorized prior to and during the Indemnity Notice Period to file any motion, answer or other pleading, submission or document which it shall deem necessary or appropriate to protect its interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Indemnity Notice Period that it does not dispute such liability and desires to defend against such claim, then the Indemnifying Party shall have the right to defend such claim by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion, in such a manner as to avoid any risk of the Indemnified Party becoming subject to liability. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its own cost and expense. If the Indemnifying Party elects not to defend against such claim for which it is liable, whether by not giving timely notice as provided above or otherwise, the Indemnified Party shall have the right but not the obligation to defend against such claim, and the amount of any resulting Losses (including, without limitation, court costs and attorneys' fees) incurred by the Indemnified Party in connection with such defense, shall be conclusively deemed to be the liability of the Indemnifying Party hereunder.

18.8. Assignment of Indemnity.

Neither Party’s indemnifications, covenants, representations and warranties are assignable and all such obligations will terminate as to any Property upon the sale of such Property by Buyer to a third party, or as to any Party upon any sale, merger or other change in ownership or control. This Article 18.8 shall not apply to a sale or transfer by a Party to any entity which is affiliated with that Party.

ARTICLE 19. - ARBITRATION

19.1. Selection of Arbitrators.

Any controversy or failure to agree between the Parties hereto arising under this Agreement and not resolved by agreement shall be determined by a board of arbitration upon notice of submission given by either Party to the other, which notice shall name a qualified, impartial, and independent arbitrator; provided, however, the following matters shall not be subject to arbitration: (a) any matter that requires the agreement of the Parties under the terms of this Agreement, and the right of either Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm,. Within ten (10) days after the receipt of a notice requiring arbitration, the other Party shall name a qualified, impartial and independent arbitrator, or failing to do so, the Party giving notice shall name the second. Within twenty-five (25) days after sending the original notice of submission the two (2) arbitrators so appointed shall name the third qualified, independent arbitrator, or failing to do so, the third arbitrator may be appointed by the Senior Judge (in service) of the United States District Court serving Houston, Texas.

19.2. Determination.

The arbitrators selected to act hereunder shall be qualified by a minimum of twenty (20) years experience in the oil and gas industry to pass on the particular question in dispute. The arbitrators shall promptly hear and determine (after due notice of hearing and giving the Parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within sixty (60) days after appointment of the third arbitrator. If within said period a decision is not rendered by the board, or majority thereof, new arbitrators may be named and shall act hereunder at the election of either Buyer and Seller in like manner as if none has been previously named. The arbitrators shall settle all disputes in accordance with the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of such Act or the terms of this Agreement. Any arbitration hearing shall be held in Houston, Harris County, Texas.

19.3. Decision Binding.

  The decision of the arbitrators, or the majority thereof, made in writing shall be final, binding and non-appealable upon the Parties hereto as to the questions submitted, and Buyer and Seller will abide by and comply with such decision and, if necessary, may be enforced in any court of competent jurisdiction. The law governing all such disputes shall be the laws of the State of Texas, including, without limitation, the Uniform Commercial Code as in effect in the State of Texas, as the same may be amended from time to time, but without regard to conflicts of laws principles. The fees and expenses of the arbitrator shall be shared one-half by Seller and one-half by Buyer, except that each Party shall bear the compensation and expenses of its own counsel, witnesses, and employees. Any payment to be made as the result of any dispute resolved by arbitration hereunder shall be accomplished pursuant to the Final Settlement Statement, with the final payments due thereunder being deferred until the arbitrator has rendered its decisions on all matters to be resolved by arbitration hereunder.

ARTICLE 20. - MISCELLANEOUS

20.1. Amendment.

The Agreement may not be amended except by an instrument in writing signed by the Party to be charged with such amendment and delivered by such Party to the Party claiming the benefit of such amendment.

20.2. Gender.

References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships, or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate, or other entity.

20.3. Entire Agreement.

This Agreement and the Supplemental Agreement attached hereto as Exhibit “D”, incorporated herein by reference, constitute the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter.

20.4. Survival.

Except for the indemnification obligations contained herein the survival of which is set forth in Article 18, all of Seller’s representations and warranties contained in this Agreement shall not survive the Closing.

20.5. Severability.

If a court of competent jurisdiction determines that any clause or provision of this Agreement is void, illegal, or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

20.6. Public Announcements.

The Parties hereto agree that prior to Closing, prior to making any public announcement or statement with respect to the transaction contemplated by this Agreement, the Party desiring to make such public announcement or statement shall consult with the other Party hereto and exercise its best efforts to (i) agree upon the text of a joint public announcement or statement to be made by both of such Parties; or (ii) obtain written approval of the other Party hereto to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be. Nothing contained in this paragraph shall be construed to require either Party to obtain approval of the other Party hereto to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency to the extent (i) required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction; or (ii) necessary to comply with disclosure requirements of the New York Stock Exchange or other recognized exchange or over the counter, and applicable securities laws.

20.7. Filing and Recording of Assignments, etc.

Buyer shall be solely responsible for all filings and recording of assignments and other documents related to the Properties and for all fees connected therewith, and upon request Buyer shall advise Seller of the pertinent recording data. Seller shall not be responsible for any loss to Buyer because of Buyer's failure to file or record documents correctly or promptly. Buyer shall promptly file all appropriate forms, declarations or bonds with federal and state agencies relative to its assumption of operations and Seller shall cooperate with Buyer in connection with such filings.

20.8. Further Assurances and Records.

(a) After the Closing each of the Parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said Party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such Party in consummation of the transactions contemplated hereby.

(b) Buyer shall comply with all current and subsequently amended applicable laws, ordinances, rules, and regulations applicable to the Properties and shall promptly obtain and maintain all permits required by governmental authorities in connection with the Properties.

20.9. Notices.

Except as otherwise expressly provided herein, all communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given and received when actually delivered to the address of the Parties to be notified as set forth below and addressed as follows:

If to Seller, as follows:

TARH E&P Holdings, LP
98 San Jacinto Blvd., Suite 800
Austin, Texas 78701
Attention: David E. Honeycutt, President
Phone: (512) 480-8700
Fax:  (512) 480-8732

If to Buyer, as follows:

Foothills Texas, Inc.
4540 California Ave., Suite 550
Bakersfield, California 93309
Attention: Dennis B. Tower, Chief Executive Officer
Phone: (661) 716-1320
Fax:  (661) 716-1340

Provided, however, that any notice required or permitted under this Agreement will be effective if given verbally within the time provided, so long as such verbal notice is followed by written notice thereof in the manner provided herein within twenty-four (24) hours following the end of such time period. Any Party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

20.10. No Guarantee of Operations.

Buyer understands that operation of all or part of the Properties may be subject to operating agreements or other contracts governing the election or appointment of an Operator. Seller does not warrant or represent that Buyer will become Operator of any of the Properties, but Seller does agree to use its best efforts and to assist Buyer in being elected as Operator.

20.11. Incidental Expenses.

Buyer shall bear and pay (i) all state or local government sales, transfer, gross proceeds, or similar taxes incident to or caused by the transfer of the Properties to Buyer, (ii) all documentary, transfer and other state and local government taxes incident to the transfer of the Properties to Buyer; and (iii) all filing, recording or registration fees for any assignment or conveyance delivered hereunder. Each Party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including its own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.

20.12. Antitrust Laws.

If the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") is applicable to this transaction, then each Party shall have the responsibility for filing with the Federal Trade Commission and the Department of Justice their respective notifications and reports and any supplemental information which may be reasonably requested in connection with the HSR Act, which reports and notifications and supplemental information will comply in all material respects with the requirements of the HSR Act.

20.13. Waiver.

Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any Party at any time or times to require performance of and provision hereof shall in no manner affect such Party's right to enforce the same. No waiver by any Party or any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

20.14. Binding Effect: Assignment.

All the terms, provisions, covenants, obligations indemnities, representations, warranties and conditions of this Agreement shall be enforceable by the Parties hereto and their respective successors and assigns. The rights of each Party under this Agreement are personal to that Party and may not be assigned or transferred to any other Party, firm, corporation or other entity, without the prior, express and written consent of the other Party and such consent may be withheld for any reason, including convenience. Any attempt to assign this Agreement over the objection or without the express written consent of the other Party shall be absolutely void. Seller may condition its consent to assign this Agreement on Buyer providing Seller with an appropriate guarantee of its assignee's performance. Subject to the provisions of Article 18.8 hereof, in the event Buyer sells or assigns all or a portion of the Properties, this Agreement shall remain in effect between Buyer and Seller as to all the Properties regardless of such assignment.

20.15. Taxes.

(a) In the event the Parties agree that Section 1060 of the Internal Revenue Code of 1986, as amended, requires the filing of IRS Form 8594, the Parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation.

(b) Seller shall be responsible for and shall pay all taxes attributable to or arising from the ownership or operation of the Properties prior to the Effective Time. Buyer shall be responsible for and shall pay all taxes attributable to or arising from the ownership or operation of the Properties after the Effective Time. Any Party which pays such taxes for the other Party shall be entitled to prompt reimbursement upon evidence of such payment. Each Party shall be responsible for its own federal income taxes, if any, as may result from this transaction.

(c) If this transaction is determined to result in state sales or transfer taxes, Buyer shall be solely responsible for any and all such taxes due on the Properties acquired by Buyer by virtue of this transaction. If Buyer is assessed such taxes, Buyer shall promptly remit same to the taxing authority. If Seller is assessed such taxes, Buyer shall reimburse Seller for any such taxes paid by Seller to the taxing authority.

20.16. Audits.

It is expressly understood and agreed that Seller retains its right to receive its proportionate share of the proceeds from any audits relating to activities prior to the Effective Time.

20.17. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.

20.18. Time is of Essence. Time is of the essence with respect to performance of this Agreement.

20.19. Exhibits and Schedules.

All Exhibits and Schedules attached to this Agreement, and the terms of those Exhibits and Schedules which are referred to in this Agreement, are made a part hereof and incorporated herein by reference.

20.20. Counterparts.

This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes to be one (1) agreement.

20.21. Section 1031 Exchange.

Buyer agrees that Seller shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. If Seller assigns its rights under this Agreement for this purpose, Buyer agrees to consent to Seller’s assignment of such rights and pay the Purchase Price into a qualified escrow or qualified trust account at Closing, as directed in writing. Seller and Buyer agree that Seller’s assignment of its rights under this Agreement, in whole or in part, to a Qualified Intermediary, shall not release either party from any of their respective liabilities and obligations to each other under this Agreement, and Buyer shall not be obligated to pay any additional costs or incur any additional obligations in the acquisition of the Properties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written but effective the Effective Time.

SELLER:

TARH E&P Holdings, LP

By:_/s/ Troy Gieselman_______
Troy Gieselman
Secretary

BUYER:

Foothills Texas, Inc.

By:_/s/ Dennis B. Tower______
Dennis B. Tower
Chief Executive Officer